2006 Base Salary and Target Bonus Table
			2006 Target Bonus
			Award
Executive Officer	Position	2006 Base Salary	(% of Base Salary)
Thomas C. Gallagher	Chairman, Chief Executive Officer and President	$800,000	154%
Jerry W. Nix	Vice Chairman and Chief Financial Officer	460,000	104
Larry R. Samuelson	President – U.S. Automotive Parts Group	415,000	110
Robert J. Susor	Executive Vice President	390,000	90
R. Bruce Clayton	Senior Vice President – Human Resources	286,000	63